Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "CARRIER EQ, LLC" FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MAY, A.D. 2020, AT 5:19 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5940252 8100V
SR# 20204368611

Authentication: 202979982
Date: 05-22-20

CERTIFICATE OF FORMATION

OF

CARRIER EQ, LLC

This Certificate of Formation of Carrier EQ, LLC, dated as of May 21, 2020, has been duly executed and is being filed by Victor Santos, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST: The name of the limited liability company is Carrier EQ, LLC (the "***Company***").

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Victor Santos

Name: Victor Santos
Title: Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:19 PM 05/21/2020
FILED 05:19 PM 05/21/2020
SR 20204368611 - File Number 5940252